UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person

     George, Foster W.
     1316 Noble Street, W.
     Longwood, FL 32750
     USA
2. Issuer Name and Ticker or Trading Symbol
     Federal Trust Corporation
     FDTR
3. IRS or Social Security Number of Reporting Person (Voluntary)
     ###-##-####
4. Statement for Month/Year
     12/31/97
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
____________________________________________________________________________|___________________|__________________________________|
Common Stock -               |12/4/|     |                  |   |           |                   |      |                           |
                             |1997 | 3   |     10,000       | A |   2.00    |   11,343          |   I  |                           |
_____________________________|_____|____ |__________________|___|___________|___________________|______|___________________________|
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Con  |3.   |4.   |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version|Transaction  rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer|Date |Code | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr|     |     | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of|     |     | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva |     |     |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive   |     |     |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu   |     |     |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity   |     |     |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
N/A                     |       |     |     |           |   |     |     |            |       |       |            |   |            |
                        |       |     |     |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|

Explanation of Responses:

Table 1, #3: Public offering purchased those shares
Table 1, #7: By The Foster Family Living Trust, George W. Foster, Trustee
                                         /S/ Foster W. George            3/13/98
                                   --------------------------------      -------
                                   ** Signature of Reporting Person        Date

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person

     Hill, Kenneth W.
     1417 Chichester Street
     Orlando, FL 32803
     USA
2. Issuer Name and Ticker or Trading Symbol
     Federal Trust Corporation
     FDTR
3. IRS or Social Security Number of Reporting Person (Voluntary)
     ###-##-####
4. Statement for Month/Year
     12/31/97
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
____________________________________________________________________________|___________________|__________________________________|
Common Stock -               |12/4/|     |                  |   |           |                   |      |                           |
                             |1997 | 3   |     25,000       | A |   2.00    |   25,000          |   D  |                           |
_____________________________|_____|____ |__________________|___|___________|___________________|______|___________________________|
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Con  |3.   |4.   |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version|Transaction  rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer|Date |Code | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr|     |     | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of|     |     | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva |     |     |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive   |     |     |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu   |     |     |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity   |     |     |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
N/A                     |       |     |     |           |   |     |     |            |       |       |            |   |            |
                        |       |     |     |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|

Explanation of Responses:

Table 1, #3: Public offering purchased those shares

                                         /S/ Kenneth W. Hill             3/13/98
                                   --------------------------------      -------
                                   ** Signature of Reporting Person        Date

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person

     Certo, Samuel C.
     545 Birdsong Ct.
     Longwood, FL 32779
     USA
2. Issuer Name and Ticker or Trading Symbol
     Federal Trust Corporation
     FDTR
3. IRS or Social Security Number of Reporting Person (Voluntary)
     ###-##-####
4. Statement for Month/Year
     12/31/97
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
____________________________________________________________________________|___________________|__________________________________|
Common Stock -               |12/4/|     |                  |   |           |                   |      |                           |
                             |1997 | 3   |     25,000       | A |   2.00    |   25,000          |   D  |                           |
_____________________________|_____|____ |__________________|___|___________|___________________|______|___________________________|
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Con  |3.   |4.   |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version|Transaction  rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer|Date |Code | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr|     |     | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of|     |     | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva |     |     |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive   |     |     |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu   |     |     |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity   |     |     |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
N/A                     |       |     |     |           |   |     |     |            |       |       |            |   |            |
                        |       |     |     |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|

Explanation of Responses:

Table 1, #3: Public offering purchased those shares

                                         /S/ Samuel C. Certo             3/13/98
                                   --------------------------------      -------
                                   ** Signature of Reporting Person        Date

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person

     Suskiewich, James Victor
     908 Ridge Spring Court
     Apopka, FL 32712
     USA
2. Issuer Name and Ticker or Trading Symbol
     Federal Trust Corporation
     FDTR
3. IRS or Social Security Number of Reporting Person (Voluntary)
     ###-##-####
4. Statement for Month/Year
     12/31/97
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   President

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
____________________________________________________________________________|___________________|__________________________________|
Common Stock -               |12/4/|     |                  |   |           |                   |      |                           |
                             |1997 | 3   |     14,649       | A |   2.00    |   40,097          |   D  |                           |
_____________________________|_____|____ |__________________|___|___________|___________________|______|___________________________|
Common Stock -               |     |     |                  |   |           |                   |      |                           |
                             |     |     |                  |   |           |    1,939          |   I  |    By Spouse              |
_____________________________|_____|____ |__________________|___|___________|___________________|______|___________________________|
Common Stock -               |     |     |                  |   |           |                   |      |                           |
                             |     |     |                  |   |           |    4,665          |   I  |    By ESOP                |
_____________________________|_____|____ |__________________|___|___________|___________________|______|___________________________|
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Con  |3.   |4.   |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version|Transaction  rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer|Date |Code | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr|     |     | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of|     |     | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva |     |     |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive   |     |     |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu   |     |     |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity   |     |     |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
N/A                     |       |     |     |           |   |     |     |            |       |       |            |   |            |
                        |       |     |     |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|

Explanation of Responses:

Table 1, #3: Public offering purchased those shares

                                     /S/ James Victor Suskiewich         3/13/98
                                   --------------------------------      -------
                                   ** Signature of Reporting Person        Date

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person

     Wright, Jr., Aubrey Heading
     1716 Valley Creek Run
     Winter Park, FL 32792
     USA
2. Issuer Name and Ticker or Trading Symbol
     Federal Trust Corporation
     FDTR
3. IRS or Social Security Number of Reporting Person (Voluntary)
     ###-##-####
4. Statement for Month/Year
     12/31/97
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Sr. VP & CFO

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
____________________________________________________________________________|___________________|__________________________________|
Common Stock -               |12/4/|     |                  |   |           |                   |      |                           |
                             |1997 | 3   |     15,000       | A |   2.00    |   15,100          |   D  |                           |
_____________________________|_____|____ |__________________|___|___________|___________________|______|___________________________|
Common Stock -               |12/4/|     |                  |   |           |                   |      |                           |
                             |1997 | 3   |     10,000       | A |   2.00    |   10,000          |   I  |   By Spouse               |
_____________________________|_____|____ |__________________|___|___________|___________________|______|___________________________|
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Con  |3.   |4.   |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version|Transaction  rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer|Date |Code | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr|     |     | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of|     |     | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva |     |     |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive   |     |     |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu   |     |     |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity   |     |     |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
N/A                     |       |     |     |           |   |     |     |            |       |       |            |   |            |
                        |       |     |     |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|

Explanation of Responses:

Table 1, #3: Public offering purchased those shares

                                    /S/ Aubrey Heading Wright, Jr.       3/13/98
                                   --------------------------------      -------
                                   ** Signature of Reporting Person        Date